                                                                    Exhibit 99.1



             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                           12% NONCUMULATIVE PERPETUAL
                            PREFERRED STOCK, SERIES B

                                       OF

                          ASTORIA FINANCIAL CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         We, GEORGE L. ENGELKE, JR. and WILLIAM K. SHEERIN, being the Chairman of the Board, President, and Chief Executive Officer and the Senior Vice President and Corporate Secretary, respectively, of ASTORIA FINANCIAL CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY that, pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the certificate of incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors authorized the series of preferred stock hereinafter provided for and established the powers thereof and has adopted the following resolution creating a series of two million (2,000,000) shares of preferred stock, par value $1.00 per share, designated as 12% Noncumulative Perpetual Preferred Stock, Series B:

                  RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         SECTION 1.  DESIGNATION AND AMOUNT.

         (A) The shares of this series of preferred stock shall be designated as 12% Noncumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock") and the number of shares constituting such series shall be two million (2,000,000) shares. Shares of the Series B Preferred Stock shall have a par value of $1.00 per share.

         (B) The number of authorized shares of the Series B Preferred Stock may be reduced from time to time, but not below the number of shares of Series B Preferred Stock then outstanding, by further resolution duly adopted by the Board of Directors. The number of authorized shares of the Series B Preferred Stock shall not be increased. Fractional shares of the Series B Preferred Stock, rounded to the nearest one-hundredth of a whole number, may be issued.



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    SECTION 2.   RANKING; ATTRIBUTABLE CAPITAL AND ADEQUACY OF SURPLUS.

    (A) With respect to dividend rights, the Series B Preferred Stock shall rank prior to common stock of all classes of the Corporation (collectively, the "Common Stock") and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding other than Parity Dividend Stock and Senior Dividend Stock. Parity Dividend Stock shall mean any class or series of equity securities of the Corporation expressly designated as ranking, with respect to dividend rights, on a parity with the Series B Preferred Stock, and Senior Dividend Stock shall mean any class or series of equity securities of the Corporation expressly designated as ranking, with respect to dividend rights, as senior to the Series B Preferred Stock.

    (B) With respect to rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank prior to the Common Stock and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding other than Parity Liquidation Stock and Senior Liquidation Stock. Parity Liquidation Stock shall mean any class or series of equity securities of the Corporation expressly designated as ranking, with respect to rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on a parity with the Series B Preferred Stock, and Senior Liquidation Stock shall mean any class or series of equity securities of the Corporation expressly designated as ranking, with respect to rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as senior to the Series B Preferred Stock.

    (C) To the extent not expressly prohibited by the Certificate of Incorporation, the Series B Preferred Stock shall be subject to the creation of Parity Dividend Stock and Parity Liquidation Stock (collectively, "Parity Stock") and of the Common Stock and all other classes and series of equity securities of the Corporation ranking junior to the Series B Preferred Stock with respect to dividend rights ("Junior Dividend Stock") or rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Junior Liquidation Stock" and, collectively with Junior Dividend Stock, "Junior Stock"). Shares of the Corporation's Series A Junior Participating Preferred Stock are hereby designated as Junior Dividend Stock and as Junior Liquidation Stock. No shares of Senior Dividend Stock or Senior Liquidation Stock shall be created without the consent of the holders of Series B Preferred Stock as provided in Section 6(C) hereof.

    (D) The capital of the Corporation allocable to the Series B Preferred Stock for purposes of the DGCL shall be $1.00 per share. In addition to any vote of stockholders required by law, the vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock shall be required to increase the par value of the Common Stock or otherwise increase the capital of the Corporation allocable to the Common Stock for the purpose of the DGCL if, as a result thereof, the surplus of the Corporation for purposes of the DGCL would be less than the amount of dividends that would accrue on the then-outstanding shares of the Series B Preferred Stock during the following three years.



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    SECTION 3.   NONCUMULATIVE DIVIDENDS; PRIORITY.

    (A) (i) Subject to the restrictions and limitations on declaration and payment of dividends specified in Section 11 hereof, the holders of record of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, noncumulative cash dividends at an annual rate of 12% of the $25.00 liquidation preference per share ($3.00 per share per annum), and no more. Dividends on the Series B Preferred Stock shall be declared and paid in cash only. Such noncumulative cash dividends shall be declared and payable quarterly in arrears in the amount set forth in Section 3(A) (iii) on January 15, April 15, July 15 and October 15 of each year or, if such day is not a Business Day (as defined in Section 9 hereof), on the next Business Day (each such date, a "Dividend Payment Date"). The first Dividend Payment Date shall be the first such date to occur after the Effective Time as defined in the Agreement and Plan of Merger, dated as of the 29th day of March, 1997, as amended by and among the Corporation, Astoria Federal Savings and Loan Association and The Greater New York Savings Bank. Each declared dividend shall be payable to holders of record of the Series B Preferred Stock as they appear on the stock books of the Corporation (or of any transfer agent for the Series B Preferred Stock) at the close of business on such record dates, not more than fifty (50) calendar days nor less than ten (10) calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a "Record Date"). The initial period for which dividends shall be paid (the "Initial Dividend Period") shall commence on the last "Dividend Period Commencement Date" that occurred under the 12% Noncumulative Perpetual Preferred Stock, Series B, of The Greater New York Saving Bank and shall end on and include the date next preceding the first Dividend Period Commencement Date (as defined below) to occur after the Effective Time. Thereafter, quarterly dividend periods (each, a "Dividend Period") shall commence on and include March 1, June 1, September 1 and December 1 of each year (each such date, a "Dividend Period Commencement Date") and shall end on and include the date next preceding the Dividend Period Commencement Date of the following Dividend Period.

    (ii) Dividends on the Series B Preferred Stock shall be noncumulative. If a dividend on the Series B Preferred Stock with respect to any Dividend Period (including the Initial Dividend Period) is not declared by the Board of Directors, the Corporation shall have no obligation at any time to pay a dividend on the Series B Preferred Stock with respect to such Dividend Period, whether or not dividends are declared payable with respect to any future Dividend Period. The holders of the Series B Preferred Stock shall not be entitled to any dividends in excess of the noncumulative dividends declared by the Board of Directors, as set forth in this paragraph (A).

    (iii) The amount of dividends payable on each share of Series B Preferred Stock for each full Dividend Period during which such share is outstanding shall be $0.75. The amount of dividends payable for the Initial Dividend Period and for any Dividend Period which is less than a full three (3) months shall be computed on the basis of a 360-day year composed of twelve (12) 30-day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

    (iv) The Series B Preferred Stock shall not participate in dividends with the Common Stock.



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
    (v) The holders of the Series B Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series B Preferred Stock declared by the Board of Directors which may be unpaid.

    (B) (i) No full dividends shall be declared or paid or set apart for payment on any Parity Dividend Stock for any Dividend Period unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series B Preferred Stock for such Dividend Period. When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series B Preferred Stock and any other Parity Dividend Stock, dividends declared on the Series B Preferred Stock and other Parity Dividend Stock shall only be declared pro rata, such that the amount of dividends declared per share on the Series B Preferred Stock and other Parity Dividend Stock shall bear to each other the same ratio that, at the time of such declaration, all accrued and payable but unpaid dividends for such Dividend Period per share on shares of the Series B Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and other Parity Dividend Stock bear to each other.

    (ii) The Corporation shall not (a) declare or (b) pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Dividend Stock of the Corporation, or (c) (except by conversion into or exchange for Junior Stock) repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless the Corporation shall have, in the case of clause (a) declared, or in the case of clauses (b) or (c) paid or set apart funds for the payment of, full dividends on the Series B Preferred Stock with respect to the same calendar quarter for which (x) the dividend or other distribution is being declared or paid, as the case may be, on the Common Stock or other Junior Stock or (y) the Common Stock or other Junior Stock is being repurchased, redeemed or otherwise acquired.

    (C) Any reference to "dividends" or "distributions" in this Section 3 shall not be deemed to include any distribution made in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

    SECTION 4.   REDEMPTION AT THE OPTION OF THE CORPORATION.

    (A) (i) The shares of the Series B Preferred Stock shall not be subject to mandatory redemption, and shall not be redeemable by the Corporation prior to October 1, 2003. On or after October 1, 2003, shares of the Series B Preferred Stock may be redeemed by the Corporation, at its option, in whole or in part, at any time or from time to time, upon notice as provided in paragraph (B) of this
Section 4, by resolution of the Board of Directors, at the redemption prices set forth below in cash, plus, in each case, an amount in cash equal to all accrued and unpaid dividends thereon (whether or not declared) from the Dividend Period Commencement Date next


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
preceding the date fixed for redemption (the "Redemption Date") to, but excluding, the Redemption Date (without accumulation of unpaid dividends for prior Dividend Periods):


                      DURING THE
                  TWELVE-MONTH PERIOD             REDEMPTION PRICE
                 BEGINNING OCTOBER 1,                 PER SHARE
                 --------------------             ----------------

           2003...........................             $27.250
           2004...........................              27.025
           2005...........................              26.800
           2006...........................              26.575
           2007...........................              26.350
           2008...........................              26.125
           2009...........................              25.900
           2010...........................              25.675
           2011...........................              25.450
           2012...........................              25.225
           2013 and thereafter............              25.000

    (ii) The aggregate redemption price payable to each holder of record of Series B Preferred Stock to be redeemed shall be rounded to the nearest cent ($0.01).

    (B) (i) Notice of any redemption shall be given by first-class mail, postage prepaid, mailed at least twenty (20) days but not more than sixty (60) days prior to the Redemption Date to each holder of record of the Series B Preferred Stock to be redeemed at such holder's address as the same shall appear on the stock books of the Corporation (or of any transfer agent for the Series B Preferred Stock). Each such notice shall set forth: (a) the Redemption Date; (b) the redemption price; (c) the number of shares of the Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) a statement that dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accrue on the Redemption Date. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

    (ii) On or after the Redemption Date, each holder of shares of the Series B Preferred Stock to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in the notice given to such holder, and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears


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
on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

    (iii) If such notice of redemption shall have been so mailed, and if, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of shares of the Series B Preferred Stock to be redeemed (so as to be and continue to be available therefor), then, on and after the Redemption Date, notwithstanding that any certificates for shares of the Series B Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of the Series B Preferred Stock so called for redemption shall be deemed to be no longer outstanding and the holders of such shares shall cease to be stockholders of the Corporation and shall have no voting or other rights with respect to such shares, except for the right to receive out of the funds so set aside in trust the amount payable on redemption thereof, without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation) of their certificates.

    (iv) In the event that holders of shares of the Series B Preferred Stock that have been redeemed shall not, within two (2) years (or any longer period required by law) after the Redemption Date, claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand by the Corporation and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof, but without interest from the Redemption Date. Any interest accrued on funds deposited in trust as aforesaid shall be paid to the Corporation from time to time.

    (C) If fewer than all the outstanding shares of the Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the Board of Directors, in its sole discretion, determines to be equitable.

    (D) Shares of the Series B Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation shall, after such redemption, purchase or acquisition, be retired and cancelled in accordance with the provisions of the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors as permitted by law (other than as shares of the Series B Preferred Stock).

    (E) The Series B Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.



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
    SECTION 5.   LIQUIDATION PREFERENCE.

    (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series B Preferred Stock shall be entitled to receive for each share thereof, out of the assets of the Corporation which are legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of such assets or proceeds shall be made to holders of shares of the Common Stock or any other Junior Liquidation Stock, liquidating distributions in the amount of $25.00 per share, plus an amount per share equal to all accrued, undeclared and unpaid dividends thereon from the Dividend Period Commencement Date next preceding the date fixed for such liquidation, dissolution or winding up (the "Liquidation Date") to, but excluding, the Liquidation Date (without accumulation of unpaid dividends for prior Dividend Periods), and no more; provided, however, that the holders of shares of the Series B Preferred Stock and any Parity Liquidation Stock shall be entitled to such liquidating distributions only after payment in full of liquidating distributions to holders of shares of any Senior Liquidation Stock. If the amounts available for distribution in respect of shares of the Series B Preferred Stock and any Parity Liquidation Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares thereof, the holders of such outstanding shares of the Series B Preferred Stock and such Parity Liquidation Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series B Preferred Stock as such shall not be entitled to any further participation in any distribution of assets by the Corporation. All distributions made in respect of the Series B Preferred Stock in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders of the Series B Preferred Stock entitled thereto.

    (B) Neither the merger or consolidation of the Corporation with or into any other entity, nor the merger or consolidation of any other entity with or into the Corporation, nor the sale, transfer or lease of all or any portion of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 5.

    (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of the Series B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to each holder of record of the Series B Preferred Stock, at such holder's address as the same shall appear on the stock books of the Corporation (or of any transfer agent for the Series B Preferred Stock).



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
    SECTION 6. VOTING RIGHTS.

    (A) Except as expressly provided in this Section 6, or as otherwise required by applicable law or regulation, the holders of shares of the Series B Preferred Stock shall have no voting rights.

    (B) (i) The holders of shares of the Series B Preferred Stock shall be entitled to exercise the voting rights provided for in this paragraph (B) of
Section 6 (the "Election Right") upon the occurrence of a "Voting Event." It shall be a Voting Event if the Corporation shall have failed to make the payment of full dividends on the Series B Preferred Stock (or the declaration of such full dividends and the setting apart of a sum sufficient for payment thereof) with respect to each of any six (6) Dividend Periods (including the Initial Dividend Period), whether consecutive or not. A Voting Event shall be deemed to have occurred as of the Dividend Payment Date of the Dividend Period that is the sixth (6th) Dividend Period for which the payment of full dividends on the Series B Preferred Stock has not been made (or declared and set apart for payment).

    (ii) Upon the occurrence of a Voting Event, the maximum authorized number of directors of the Corporation, without further action, shall be increased by two (2). The holders of shares of the Series B Preferred Stock and the holders of any other class or series of Parity Stock as to which the payment of dividends is in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable for six (6) quarterly dividend periods (or if dividends are payable other than on a quarterly basis the number of dividend periods, whether or not consecutive, containing in the aggregate not less than five hundred forty (540) calendar days) and upon which by its terms the same right to elect two (2) directors has been conferred and is exercisable ("Voting Parity Stock"), shall have the exclusive right, voting together as a single class, to elect the two (2) additional directors at the Corporation's next annual meeting of stockholders or at a special meeting of stockholders as provided below and to reelect two (2) directors at each subsequent annual meeting of stockholders until the Election Right terminates as provided in subsection (iv) of this paragraph (B). At any time when the Election Right shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of the Series B Preferred Stock and such Voting Parity Stock then outstanding shall, call a special meeting of the holders of such shares to fill such newly-created directorships for the election of directors. In the case of such a written request, such special meeting shall be held within ninety (90) days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation (the "Bylaws"), provided that the Corporation shall not be required to call such a special meeting if such request is received less than one hundred twenty (120) days before the date fixed for the next succeeding annual meeting of stockholders of the Corporation, at which meeting such newly-created directorships shall be filled by the holders of such shares. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of such director shall occur by reason of death, resignation, disability or disqualification, the remaining director elected as aforesaid shall appoint a successor to hold office for the unexpired term of such former director, and if both directors elected as aforesaid shall cease to serve as directors before their terms shall expire, the holders of the Series B Preferred Stock and any Voting Parity Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant. The election or appointment of any person as a director pursuant to this
Section 6 shall be subject to compliance with any requirement for regulatory approval of (or non-objection to) such person's serving as a director.

    (iii) The majority of the holders of the Series B Preferred Stock and any Voting Parity Stock then outstanding, voting together as a single class, shall have the right at any time to remove without cause and replace any directors which such holders have elected or who have been appointed pursuant to this
Section 6.

    (iv) The Election Right of the holders of the Series B Preferred Stock and the term of the directors elected to the Board of Directors pursuant to a particular exercise of such Election Right shall continue until full dividends have been declared and paid for four (4) consecutive Dividend Periods following the vesting of such Election Right, at which time such Election Right and the term of such directors shall, without further action, terminate, subject to revesting of the Election Right upon the occurrence of a subsequent Voting Event; provided, however, that if, at the time of termination of the Election Right of the holders of the Series B Preferred Stock, there shall be outstanding any Voting Parity Stock having similar voting rights which remain in effect, the term of any directors elected by the holders of the Series B Preferred Stock and such Voting Parity Stock shall continue until such time as the voting right of the holders of such Voting Parity Stock shall terminate by its terms. Upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two (2), subject always to increase of the number of directors pursuant to the foregoing provisions in case of the revesting of the Election Right upon the occurrence of a subsequent Voting Event.

    (v) The directors elected pursuant to this Section 6 shall not become members of any of the three classes of directors otherwise required by Article Sixth A. of the Certificate of Incorporation. If the Certificate of Incorporation, the Bylaws and applicable law were construed to require classification of such directors and as a result, or if for any other reason, the holders of the shares of the Series B Preferred Stock and any Voting Parity Stock then outstanding are not able to elect the specified number of directors at the next annual meeting of stockholders in the manner described above, the Corporation shall use its best efforts to take all actions necessary to permit the full exercise of such voting rights (including, if necessary, taking action to increase the authorized number of directors standing for election at such next annual meeting of stockholders or seeking to amend, alter or change the Certificate of Incorporation or Bylaws).

    (C) (i) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of at least 66-2/3% of the outstanding shares of the Series B Preferred Stock, voting together as a single class, (a) amend, alter or repeal or otherwise change any provision of the Certificate of Incorporation or this Certificate of Designations (including any such amendment, alteration, repeal or change effected by any merger or consolidation in which the Corporation is the surviving or resulting corporation) if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Stock, or (b) authorize, create or issue or increase the authorized or issued amount of any class or series of Senior Dividend Stock or Senior Liquidation Stock or any warrants, options or other rights convertible into or exchangeable for any class or series of Senior Dividend Stock or Senior Liquidation Stock.

    (ii) The creation or issuance of Parity Stock or Junior Stock, or the distribution of assets upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or a merger, consolidation, reorganization or other business combination in which the Corporation is not the surviving or resulting corporation, or an amendment which substitutes the surviving or resulting corporation in a merger or consolidation for the Corporation or which increases the number of shares of preferred stock which the Corporation is authorized to issue, shall not be deemed to be a material and adverse change to the rights, preferences, powers or privileges of the Series B Preferred Stock requiring a vote of the holders of shares of the Series B Preferred Stock pursuant to this paragraph (C).

    (iii) No vote of the Series B Preferred Stock shall be required if the Series B Preferred Stock is to be redeemed in whole on a Redemption Date occurring on or prior to the date of occurrence of any event otherwise requiring a class vote by the Series B Preferred Stock.

    (D) Except as provided by law or regulation or the provisions of the Certificate of Incorporation, the presence at a meeting, in person or by proxy, of stockholders entitled to cast a majority of the shares of the Series B Preferred Stock outstanding and entitled to vote on any matter shall constitute a quorum of such stockholders; provided, however, if any matter shall require a vote of holders of shares of the Series B Preferred Stock and any Voting Parity Stock, voting together as a single class, the presence at a meeting, in person or proxy, of stockholders entitled to cast a majority of the shares of the Series B Preferred Stock and such Voting Parity Stock which is outstanding and entitled to vote on any matter shall constitute a quorum of such stockholders. In connection with any matter on which holders of the Series B Preferred Stock are entitled to vote as one class or otherwise pursuant to law or regulation or the provisions of the Certificate of Incorporation, each holder of the Series B Preferred Stock shall be entitled to one vote for each share of the Series B Preferred Stock held by such holder.

    SECTION 7.   NO CONVERSION, PREEMPTIVE OR SUBSCRIPTION RIGHTS.

    The holders of shares of the Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of capital stock or into any other securities of, or any interest in, the Corporation. The Series B Preferred Stock is not entitled to any preemptive or subscription rights with respect to any securities of the Corporation.

    SECTION 8.   NO OTHER RIGHTS.

    The shares of the Series B Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional and other special rights except as set forth herein or in any other provision of the Certificate of Incorporation or as otherwise required by applicable law or regulation.

    SECTION 9.   BUSINESS DAY.

    For purposes hereof, the term "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are obligated or authorized by law or executive order to be closed.

    SECTION 10.  ACTION BY COMMITTEE OF BOARD OF DIRECTORS.

    To the extent permitted by applicable law, any action specified herein as being authorized or required to be taken by the Board of Directors may be taken by a duly authorized committee thereof.

    SECTION 11.  COMPLIANCE WITH APPLICABLE LAW AND OTHER RESTRICTIONS.

    Declaration by the Board of Directors and payment by the Corporation of dividends to the holders of the Series B Preferred Stock and the repurchase, redemption or other acquisition by the Corporation of shares of Series B Preferred Stock shall be subject in all respects to any restrictions and limitations placed on dividends, repurchases, redemptions or other distributions by the Corporation under (a) laws, rules, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and
(b) orders, judgments, injunctions or decrees issued by, or agreements with, federal or state banking authorities with respect to the Corporation from time to time in effect.

    SECTION 12.  MISCELLANEOUS.

    (A) All notices referred to herein shall be in writing, and except as otherwise provided all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at One Astoria Federal Plaza, Lake Success, New York 11042-1895 (Attention: Secretary) or to the transfer agent for the Series B Preferred Stock, if any, or other agent of the Corporation designated as permitted hereunder; or (ii) if to any holder of the Series B Preferred Stock, to such holder at the address of such holder as listed in the stock books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock); or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

    (B) In the event that a holder of shares of the Series B Preferred Stock shall not by written notice designate to whom payment upon redemption of shares of the Series B Preferred Stock should be made or the address to which such payment should be sent, the Corporation shall


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
be entitled to make such payment in the name of the holder of such Series B Preferred Stock as shown on the records of the Corporation and to send such payment to the address of such holder shown on the records of the Corporation.

    (C) Unless otherwise provided herein or in the Certificate of Incorporation, as amended, all payments in the form of dividends, distributions on the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or otherwise made upon the shares of the Series B Preferred Stock and any Parity Stock shall be made pro rata, so that amounts paid per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series B Preferred Stock and such Parity Stock bear to each other.

    (D) The Corporation may appoint, and from time to time discharge and change, a transfer agent and registrar for the Series B Preferred Stock. Upon any such appointment, discharge or change of a transfer agent and registrar, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of the Series B Preferred Stock.



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
         IN WITNESS WHEREOF, ASTORIA FINANCIAL CORPORATION has caused this certificate to be executed by its Chairman of the Board, President, and Chief Executive Officer, and attested by its Senior Vice President and Corporate Secretary, this __st day of __, 1997.


                                           ASTORIA FINANCIAL CORPORATION



                                           By:__________________________________
                                              George L. Engelke, Jr.
                                               Chairman of the Board, President,
                                               and Chief Executive Officer

Attest:

By:_____________________________________
   William K. Sheerin
   Senior Vice President and Corporate
    Secretary


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